Exhibit 99.1

Where Food Comes From, Inc. Reports 2022 Third Quarter and Nine-Month Financial Results

CASTLE ROCK, Colo., November 14, 2022 (GLOBE NEWSWIRE) — Where Food Comes From, Inc. (WFCF) (Nasdaq: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced financial results for its third quarter and nine-month period ended September 30, 2022.

“We are pleased to report an 11% increase in total revenue in the third quarter and a 16% increase year to date as the Company continues to recover from effects of the Covid-19 pandemic. We are particularly encouraged by solid growth in product revenue in the third quarter as supply chain disruptions and drought conditions in the Western U.S. began to abate,” said John Saunders, chairman and CEO. “Net income was down slightly in the third quarter, reflecting inflationary pressures and higher labor and benefits costs resulting from a tightening labor market. Nevertheless, excluding the impact of 2021 PPP loan forgiveness, our 2022 profitability is on pace to meet or exceed that of 2021. Given our continued profitable operations and solid cash generation, we have also accelerated our share repurchase program.

“We are excited about prospects for continued expansion of our verification and certification services portfolio, which already is the most comprehensive in our industry,” Saunders added. “Our core beef verification business continues to dominate revenue mix, but two emerging movements – ESG and aquaculture – are expected to contribute to our top line in coming years. Large companies are rolling out ESG and other climate and sustainability initiatives at a rapid pace. Our SureHarvest and WFCF verification teams are beginning projects with several customers that are participating in the $2.8 billion USDA Climate Smart Commodity Grant. Our new FishCARE program, which addresses the emerging, worldwide seafood sustainability movement, is in pre-revenue developmental phase but holds long-term potential for us. We are currently investigating potential processes and protocols for programs in Vietnam, Thailand, Malaysia, Indonesia and the Philippines, where much of the seafood consumed worldwide is sourced.”

Third Quarter Results – 2022 vs. 2021

Revenue in the third quarter ended September 30, 2022, increased 11% year over year to $7.3 million from $6.5 million. The increase reflected growth across all business lines.

Revenue mix included:

●	Verification and certification services, up 10% to $5.2 million from $4.7 million.
●	Product revenue, up 15% year over year to $1.6 million from $1.4 million as drought conditions in the Western U.S. began to abate.
●	Software and related consulting revenue, up slightly at $0.51 million from $0.46 million.

Gross profit in the third quarter increased to $3.2 million from $2.9 million in the same quarter last year. Gross margin was down slightly at 43.8% versus 44.7% year over year.

Selling, general and administrative expense increased to $2.1 million from $1.8 million due to higher personnel costs.

Operating income decreased slightly to $1.07 million from $1.14 million in the same quarter last year.

Net income decreased 9% year over year to $785,000, or $0.13 per basic and diluted share, from $867,000, or $0.14 per basic and diluted share.

Adjusted EBITDA in the third quarter was down 13% year over year to $1.3 million from $1.5 million.

The Company bought back 108,733 shares of its common stock in the third quarter.

Nine Month Results – 2022 vs. 2021

Total revenue for the first nine months of 2022 increased 16% to $18.8 million from $16.1 million in the same period last year. The increase was driven by growth in all three revenue segments.

Revenue mix included:

●	Verification and certification services, up 11% to $12.9 million from $11.7 million.
●	Product revenue, up 13% to $3.5 million from $3.1 million.
●	Software and related consulting revenue, up 69% year over year to $2.4 million from $1.4 million, due primarily to execution of a large project with a Japanese government entity in the first quarter of 2022.

Gross profit in the first nine months of 2022 increased 13% to $7.7 million from $6.8 million. Gross margin was down slightly at 41.1% compared to 42.2% a year ago.

Selling, general and administrative expense increased 8% year over year to $5.7 million from $5.3 million.

Operating income increased 33% year over year to $2.0 million from $1.5 million.

Net income through the first nine months of 2022 was $1.5 million, or $0.25 per basic and diluted share, compared to net income of $2.2 million, or $0.36 per basic and diluted share, in the same period last year when the Company recognized income of $1.0 million in PPP loan forgiveness.

Adjusted EBITDA increased 16% to $2.8 million from $2.4 million last year.

Cash generated from operations was flat year over year at $3.0 million.

The cash and cash equivalents balance on September 30, 2022, increased 11% to $6.0 million from $5.4 million at 2021 year end.

Through nine months of 2022 the Company has repurchased 202,783 shares of its common stock.

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Call-in numbers for the conference call:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference Code: 13734222

Phone replay:

A telephone replay of the conference call will be available through December 14, 2022, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13734222

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. Through proprietary technology and patented business processes, the Company estimates that it supports more than 17,500 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services. Through its IMI Global, Validus Verification Services, SureHarvest, WFCF Organic (previously known as International Certification Services and A Bee Organic), Postelsia and Sterling Solutions units, Where Food Comes From solutions are used to verify food claims, optimize production practices and enable food supply chains with analytics and data driven insights. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program uses web-based customer education tools to connect consumers to the sources of the food they purchase, increasing meaningful consumer engagement for our clients.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing WFCF’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Income table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership, diversity of services mix, potential for the FishCARE standard in Asia, potential for growth in ESG related service, and demand for, and impact and efficacy of, the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the third quarter and the Company’s pace of stock buybacks are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Director, Investor Relations

303-880-9000

Where Food Comes From, Inc.

Statements of Income (Unaudited)

	Three months ended September 30,		Nine months ended ended September 30,
(Amounts in thousands, except per share amounts)	2022	2021	2022	2021
Revenues:
Verification and certification service revenue	$5,169	$4,701	$12,917	$11,659
Product sales	1,588	1,383	3,473	3,071
Software and related consulting revenue	508	461	2,362	1,396
Total revenues	7,265	6,545	18,752	16,126
Costs of revenues:
Costs of verification and certification services	2,900	2,438	7,261	6,363
Costs of products	826	864	1,885	1,969
Costs of software and related consulting	359	315	1,899	995
Total costs of revenues	4,085	3,617	11,045	9,327
Gross profit	3,180	2,928	7,707	6,799
Selling, general and administrative expenses	2,106	1,790	5,697	5,290
Income from operations	1,074	1,138	2,010	1,509
Other income/(expense):
Dividend income from Progressive Beef	50	30	150	90
Gain on disposal of assets	-	-	-	9
Loan forgiveness from Paycheck Protection Program	-	-	-	1,037
Loss on foreign currency exchange	-	(2)	(35)	(9)
Impairment of digital assets	(42)	-	(42)	-
Other income, net	1	-	2	1
Interest expense	-	(1)	(2)	(5)
Income before income taxes	1,083	1,165	2,083	2,632
Income tax expense	298	298	579	413
Net income	$785	$867	$1,504	$2,219

Per share - net income:
Basic	$0.13	$0.14	$0.25	$0.36
Diluted	$0.13	$0.14	$0.25	$0.36

Weighted average number of common shares outstanding:
Basic	5,936	6,094	6,019	6,146
Diluted	6,016	6,157	6,101	6,207

Calculation of Adjusted EBITDA*

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(Amounts in thousands)	2022	2021	2022	2021

Net income	$785	$867	$1,504	$2,219
Adjustments to EBITDA:
Interest expense	-	1	2	5
Income tax expense	298	298	579	413
Depreciation and amortization	191	200	583	601
EBITDA*	1,274	1,366	2,668	3,238
Adjustments:
Loan forgiveness	-	-	-	(1,037)
Impairment	42	-	42	-
Stock-based compensation	19	168	102	222
Cost of acquisitions	-	-	-	-
ADJUSTED EBITDA*	$1,335	$1,534	$2,812	$2,423

*Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of the Company’s financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Where Food Comes From, Inc.

Balance Sheets (Unaudited)

	September 30	December 31,
(Amounts in thousands, except per share amounts)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$6,006	$5,414
Accounts receivable, net of allowance	2,851	2,178
Inventory	874	767
Prepaid expenses and other current assets	1,007	325
Total current assets	10,738	8,684
Property and equipment, net	1,032	1,295
Right-of-use assets, net	2,656	2,823
Investment in Progressive Beef	991	991
Intangible and other assets, net	2,446	2,581
Goodwill, net	2,946	2,946
Deferred tax assets, net	523	464
Total assets	$21,332	$19,784

Liabilities and Equity
Current liabilities:
Accounts payable	$950	$447
Accrued expenses and other current liabilities	2,273	710
Deferred revenue	1,753	1,513
Current portion of finance lease obligations	10	13
Current portion of operating lease obligations	335	313
Total current liabilities	5,321	2,996
Finance lease obligations, net of current portion	12	19
Operating lease obligation, net of current portion	2,832	3,020
Total liabilities	8,165	6,035

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value; 95,000 shares authorized; 6,495 (2022) and 6,489 (2021) shares issued, and 5,873 (2022) and 6,071 (2021) shares outstanding	6	6
Additional paid-in-capital	12,076	11,955
Treasury stock of 513 (2022) and 419 (2021) shares	(6,014)	(3,807)
Retained earnings	7,099	5,595
Total equity	13,167	13,749
Total liabilities and stockholders’ equity	$21,332	$19,784